Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. REPORTS
FIRST QUARTER 2012 FINANCIAL AND OPERATING RESULTS

FRISCO, TEXAS, April 30, 2012 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) today reported financial and operating results for the three months ended March 31, 2012.

Financial Results for the Three Months Ended March 31, 2012

Comstock reported net income of $6.9 million or 14¢ per diluted share for the first quarter of 2012 as compared to net income of $2.4 million or 5¢ per diluted share for the three months ended March 31, 2011.  The first quarter of 2012 results include a gain of $26.6 million ($17.3 million after tax, or 37¢ per diluted share) from sales of marketable securities and a gain of $6.7 million ($4.4 million after tax or 9¢ per diluted share) from the sale of oil and gas properties.  The Company also had impairments of unevaluated acreage of $1.3 million ($0.9 million after tax, or 2¢ per diluted share) included in the first quarter results.  Results for the three months ended March 31, 2011 included a gain on sale of marketable securities of $21.2 million ($13.8 million after tax or 30¢ per diluted share), impairments of unevaluated acreage of $9.5 million ($6.1 million after tax or 13¢ per diluted share), and a loss on early extinguishment of debt of $1.1 million ($0.7 million after tax or 2¢ per diluted share).

Comstock's production in the first quarter of 2012 of 506 thousand barrels of oil and 22.4 billion cubic feet of natural gas or 25.5 billion cubic feet of natural gas equivalent ("Bcfe") increased 28% over the 19.9 Bcfe produced in the first quarter of 2011.  Oil production increased 267% over 2011's first quarter.  Oil production in the first quarter, which averaged 5,600 barrels of oil per day, grew 48% from the 3,800 barrels per day produced in the fourth quarter of 2011.

Low natural gas prices continue to adversely impact the Company as natural gas prices continued to weaken further in the first quarter of 2012.  Comstock's average realized natural gas price decreased 34% to $2.63 per Mcf for the first quarter of 2012 as compared to $3.96 per Mcf for the first quarter of 2011.  Oil prices continued to improve in this first quarter.  The Company's average realized oil price improved by 16% to $104.02 per barrel for the first quarter of 2012 as compared to $89.94 per barrel for the first quarter of 2011.  Comstock's higher oil production more than offset the effect of lower natural gas prices as oil and gas sales for the first quarter of 2012 increased by 25% to $110.3 million as compared to 2011's first quarter sales of $88.0 million.  Oil sales made up 47% of total sales in the quarter as compared to only 14% in the first quarter of 2011.  Operating cash flow (before changes in working capital accounts) of $66.8 million in the first quarter of 2012 was 19% higher than operating cash flow of $56.1 million for the first quarter of 2011, and EBITDAX, or earnings before interest, taxes, depreciation, depletion, amortization, exploration expense and other noncash expenses, of $79.0 million in the first quarter of 2012 increased 21% over EBITDAX of $65.2 million in the first quarter of 2011.

2012 Drilling Results

Comstock reported on the results to date of its 2012 drilling program.  During the first three months of 2012, Comstock spent $173.4 million on development and exploration activities and $8.2 million on acreage acquisitions.  Comstock drilled 22 wells (15.0 net) and had seven wells (4.6 net) drilling at March 31, 2012.  The wells drilled in the first quarter included eight (5.7 net) oil wells in West Texas, seven (5.9 net) oil wells in the Eagle Ford shale in South Texas, and seven natural gas wells (3.4 net) in its East Texas/North Louisiana region.  At the end of the first quarter of 2012, the Company's six operated drilling rigs were all drilling oil wells in South Texas and West Texas as the Company has suspended its natural gas drilling operations until natural gas prices improve.

Since the beginning of 2012, the Company has completed 18 oil wells, ten in the vertical Wolfbone program in its West Texas region and eight in the horizontal Eagle Ford shale program in the South Texas region.  The eight Eagle Ford shale wells that were completed had an average per well initial production rate of 498 barrels of oil equivalent ("BOE") per day.  These wells were primarily drilled in the Company's northern acreage in Atascosa, La Salle and McMullen counties to earn acreage.  Later in 2012 Comstock plans to begin developmental drilling which will allow for cost efficiencies from pad drilling.  These wells are being produced under the Company's restricted choke program.  Longer term production results from the first nineteen Eagle Ford shale wells have confirmed the benefit of this program.  The first nineteen wells, which have been producing for more than 90 days, had an average initial production rate of 782 BOE per day.  The 30 day per well production rate for these wells averaged 584 BOE per day and the 90 day per well production rate averaged 514 BOE per day, or 68% of the initial 24 hour test rate.

Since closing on the acquisition of acreage in Reeves County in West Texas, Comstock has completed seven operated Wolfbone vertical wells.  These wells were drilled to total depths of 11,477 to 12,170 feet and completed with 5 to 9 frac stages.  These wells have an average per well initial production rate of 347 BOE per day (80% oil).  The first three wells averaged 262 BOE per day.  Comstock changed its completion techniques and had improved results with the last four wells which averaged 410 BOE per day, including the Jessie James 4 #1 well which had an initial production rate of 539 BOE per day.  This well is one of the top vertical wells in the Wolfbone play.  Comstock also participated in the completion of three non-operated Wolfbone wells which averaged 322 BOE per day.

Comstock has planned a conference call for 9:30 a.m. Central Time on May 1, 2012, to discuss the operational and financial results for the first quarter of 2012.  Investors wishing to participate should visit the Company's website at www.comstockresources.com for a live web cast or dial 1-866-271-0675 (international dial-in use 617-213-8892) and provide access code 91001330 when prompted.  If you are unable to participate in the original conference call, a web replay will be available approximately 24 hours following the completion of the call on Comstock's website at www.comstockresources.com.  The web replay will be available for approximately one week.  A replay of the conference call will be available beginning at 12:30 p.m. ET May 1, 2012 and will continue until 11:59 p.m. May 8, 2012.  To hear the replay, call 888-286-8010 (617-801-6888 if calling from outside the US).  The conference call ID number is 77364920.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.

COMSTOCK RESOURCES, INC.
OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011

Revenues:
Oil and gas sales	$110,335	$88,038
Gain on sale of oil and gas properties	6,727	—
Total revenues	117,062	88,038

Operating expenses:
Production taxes	3,637	726
Gathering and transportation	7,892	5,628
Lease operating	14,749	11,548
Exploration	1,353	9,537
Depreciation, depletion and amortization	79,097	60,325
Impairment of oil and gas properties	49	—
Loss on sale of oil and gas properties	—	109
General and administrative	8,798	8,428

Total operating expenses	115,575	96,301

Operating income (loss)	1,487	(8,263)

Other income (expenses):
Interest expense	(13,237)	(10,284)
Gain on sale of marketable securities	26,621	21,249
Other income (expense)	(23)	310

Total other income (expenses)	13,361	11,275

Income before income taxes	14,848	3,012
Provision for income taxes	(7,989)	(608)
Net income	$6,859	$2,404

Net income per share:
Basic	$0.14	$0.05
Diluted	$0.14	$0.05

Weighted average shares outstanding:
Basic	46,372	45,974
Diluted	46,372	45,974

COMSTOCK RESOURCES, INC.
OPERATING RESULTS
(In thousands)

	Three Months Ended March 31,
	2012	2011

OPERATING CASH FLOW:

Net income	$6,859	$2,404
Reconciling items:
Deferred income taxes	8,072	449
Depreciation, depletion and amortization	79,097	60,325
Dry hole costs and impairments	1,364	9,454
Gain on sale of assets	(33,348)	(21,140)
Debt issuance cost and discount amortization	944	1,465
Unrealized loss on derivative financial instruments	262	—
Stock-based compensation	3,535	3,162
Operating cash flow	66,785	56,119
Excess income taxes from stock-based compensation	1,405	487
(Increase) decrease in accounts receivable	1,815	(5,299)
Increase in other current assets	(199)	(1,116)
Increase in accounts payable and accrued expenses	63,374	736

Net cash provided by operating activities	$133,180	$50,927

EBITDAX:

Net income	$6,859	$2,404
Interest expense	13,237	10,284
Income taxes	7,989	608
Depreciation, depletion and amortization	79,097	60,325
Exploration	1,353	9,537
Impairments	49	—
Gain on sale of assets	(33,348)	(21,140)
Unrealized loss on derivative financial instruments	262	—
Stock-based compensation	3,535	3,162

EBITDAX	$79,033	$65,180

	As of March 31,
	2012	2011

BALANCE SHEET DATA:

Cash and cash equivalents	$3,750	$4,196
Marketable securities	17,154	80,956
Other current assets	155,895	55,782
Property and equipment, net	2,517,672	1,904,818
Other	16,201	17,481

Total assets	$2,710,672	$2,063,233

Accounts payable and accrued expenses	$241,928	$145,564
Other current liabilities	8,132	16,014
Long-term debt	1,207,042	596,506
Deferred income taxes	208,078	216,381
Other non-current liabilities	18,135	9,360
Stockholders' equity	1,027,357	1,079,408

Total liabilities and stockholders' equity	$2,710,672	$2,063,233

COMSTOCK RESOURCES, INC.
REGIONAL OPERATING RESULTS
(In thousands, except per unit amounts)

	For the Three Months Ended March 31, 2012					For the Three Months Ended March 31, 2011
	East Texas/ North Louisiana	South Texas	West Texas	Other	Total	East Texas/ North Louisiana	South Texas	Other	Total

Oil production (Mbbls)	27	403	73	3	506	34	94	10	138
Gas production (MMcf)	19,100	2,660	127	535	22,422	15,444	2,865	800	19,109
Total production (MMcfe)	19,263	5,075	566	554	25,458	15,647	3,431	857	19,935

Oil sales	$2,751	$42,474	$7,113	$303	$52,641	$2,945	$8,639	$806	$12,390
Oil hedging losses	—	(1,129)	(225)	—	(1,354)	—	—	—	—
Total oil sales	2,751	41,345	6,888	303	51,287	2,945	8,639	806	12,390
Natural gas sales	47,502	9,136	804	1,606	59,048	58,610	13,150	3,888	75,648
Total oil and gas sales	$50,253	$50,481	$7,692	$1,909	$110,335	$61,555	$21,789	$4,694	$88,038

Average oil price (per barrel)	$101.49	$105.52	$97.12	$94.88	$104.02	$87.16	$91.61	$83.46	$89.94
Average oil price including hedging (per barrel)	$101.49	$102.71	$94.05	$94.88	$101.35	$87.16	$91.61	$83.46	$89.94
Average gas price (per Mcf)	$2.49	$3.43	$6.33	$3.00	$2.63	$3.80	$4.59	$4.86	$3.96
Average price (per Mcfe)	$2.61	$10.17	$13.99	$3.45	$4.39	$3.93	$6.35	$5.48	$4.42
Average price including hedging (per Mcfe)	$2.61	$9.95	$13.59	$3.45	$4.33	$3.93	$6.35	$5.48	$4.42

Production taxes	$801	$2,291	$390	$155	$3,637	$29	$382	$315	$726
Gathering and transportation	$6,833	$772	$177	$110	$7,892	$5,076	$457	$95	$5,628
Lease operating	$8,661	$3,719	$1,291	$1,078	$14,749	$7,199	$3,367	$982	$11,548
Production taxes (per Mcfe)	$0.04	$0.45	$0.69	$0.28	$0.14	$—	$0.11	$0.37	$0.04
Gathering and transportation (per Mcfe)	$0.35	$0.15	$0.31	$0.20	$0.31	$0.32	$0.13	$0.11	$0.28
Lease operating (per Mcfe)	$0.46	$0.74	$2.28	$1.94	$0.58	$0.47	$0.99	$1.14	$0.58

Oil and Gas Capital Expenditures:
Acquisitions	$—	$—	$3,333	$—	$3,333	$—	$—	$—	$—
Exploratory leasehold	1,595	1,488	3,543	—	6,626	10,845	1,680	—	12,525
Development leasehold	345	1,216	—	—	1,561	130	—	—	130
Exploratory drilling	368	405	—	—	773	16,844	20,428	—	37,272
Development drilling	68,208	64,438	34,516	—	167,162	95,588	11,538	98	107,224
Other development	1,026	719	224	149	2,118	853	94	94	1,041
Total	$71,542	$68,266	$41,616	$149	$181,573	$124,260	$33,740	$192	$158,192